Exhibit 99.1

Darden Contacts:
(Analysts) Kevin Kalicak	(407) 245-5870
(Media) Rich Jeffers	(407) 245-4189

DARDEN ANNOUNCES RECORD AND DISTRIBUTION DATES FOR SPIN-OFF OF
FOUR CORNERS PROPERTY TRUST, INC.

Transaction allows Darden to reduce approximately $1 billion in debt;
Creates new opportunities for both companies to increase shareholder value

ORLANDO, Fla. (Oct. 21, 2015) - Darden Restaurants, Inc. (NYSE: DRI) announced today that its board of directors has approved, subject to certain conditions, the tax-free spin-off (Spin-off) of select real estate and restaurant assets into Four Corners Property Trust, Inc. (FCPT), which will become an independent, publicly traded real estate investment trust (REIT). In addition, today the Securities and Exchange Commission (SEC) declared effective the registration statement of FCPT with respect to the Spin-off.

“Today’s announcement is one of the final steps in the spin-off transaction, which will allow us to optimize the value of a significant portion of our captive real estate while also positioning two companies for success,” said CEO Gene Lee. “Among other advantages, Darden will benefit from an improved capital structure and strong financial position ready to meet the short- and long-term needs of the business while maintaining our investment-grade credit profile. FCPT will be well positioned to efficiently dedicate financial resources and access capital markets to provide an attractive yield to shareholders with the immediate ability to grow and diversify.”

Darden expects to distribute all of the FCPT shares on November 9, 2015, pro rata to Darden shareholders of record as of 5 p.m. EST on November 2, 2015. Upon close of the transaction, Darden shareholders will retain their Darden shares and will receive one FCPT share for every three Darden shares held. The Spin-off is expected to be a tax-free distribution to Darden shareholders. Darden shareholders will receive cash in lieu of fractional FCPT shares in the Spin-off. No action is required by Darden shareholders to receive their FCPT shares.

The distribution is conditioned upon satisfaction or waiver of certain customary closing conditions, including financing of the transaction, and receipt of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP with respect to the qualification of the Spin-off as tax free. Darden’s request for an Internal Revenue Service private letter ruling remains pending.

Following the Spin-off, Darden will continue to be listed on the NYSE under the symbol “DRI,” while FCPT has applied to list its common stock on the NYSE under the symbol “FCPT.” The NYSE has approved the listing of FCPT’s common stock, subject to official notice of issuance. As previously disclosed, Darden intends to use proceeds from the sale leaseback of select real estate properties, debt financing from FCPT and Darden’s balance sheet cash to retire approximately $1 billion in debt.

It is expected that between the record date of November 2, 2015, up to the distribution date, the Darden stock will trade with “due bills” allowing the Darden common stock to trade with an entitlement to receive shares of FCPT common stock on the distribution date. Any holder of Darden stock who sells shares of Darden on or before the distribution date may be selling the entitlement to receive shares of the FCPT common stock in the Spin-off. Holders of Darden common stock are encouraged to consult with their financial advisers regarding the specific implications of selling Darden common stock on or before the distribution date.

Information Statement
Darden will promptly begin mailing to its shareholders the information statement regarding the Spin-off that appears as an exhibit to the FCPT registration statement filed with the SEC on Form 10. The information statement will provide Darden shareholders with more information on the Spin-off and the details of the transaction.

Darden is being represented in the Spin-off by Skadden, Arps, Slate, Meagher & Flom LLP and Hogan Lovells US LLP. J.P. Morgan and Moelis & Company are serving as financial advisers.

About Darden
Darden Restaurants, Inc., (NYSE: DRI) owns and operates more than 1,500 restaurants that generate $6.8 billion in annual sales. Headquartered in Orlando, Florida, and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Cautionary Statement Regarding Forward Looking Statements
Forward-looking statements in this communication are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are first made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements.

Forward-looking statements include, but are not limited to, statements regarding the completion of the transaction, the effective date of the distribution and other transaction dates, the expected benefits of the transaction, and the pro forma dividend for each company. Such statements are based on estimates, projections, beliefs, and assumptions that Darden believes are reasonable but are not guarantees of future events and results. Actual future events and results of Darden may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.

Factors that could cause actual results to differ materially from those contemplated in Darden’s forward-looking statements include, among others: (i) risks related to the anticipated timing of the proposed separation, the expected tax treatment of the proposed transaction, the ability of each of Darden (post-spin) and FCPT to conduct and expand their respective businesses following the proposed Spin-off, the ability of Darden to reduce its debt by the currently-anticipated amounts, and the diversion of management’s attention from regular business concerns; (ii) the risk that the conditions to the Spin-off, including financing of the transaction, are not satisfied; and (iii) those additional factors under “Risk Factors” in Item 1A of Part I of Darden’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015, and in subsequent filings with the SEC at www.sec.gov.

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